CESCA THERAPEUTICS REPORTS THIRD QUARTER FISCAL 2015 RESULTS
Company receives US FDA approval for its IDE Submission to the FDA for a Phase III Pivotal Clinical Trial for the Treatment of Patients with Critical Limb Ischemia (CLI)
Management will Hold a Conference Call Today at 2:00pm Pacific (5:00pm Eastern)
RANCHO CORDOVA, CA – June 23, 2015 – Cesca Therapeutics Inc. (NASDAQ: KOOL), an autologous cell-based regenerative medicine company, today reported financial results for the third quarter of fiscal 2015 and provided an update on its progress.

"We made strides in several key areas," said Robin C. Stracey, Chief Executive Officer of Cesca Therapeutics. "We addressed several merger-related housekeeping issues including the development of a remediation plan to eliminate an identified material weakness in our corporate governance procedures, the appointment of a new interim CFO and the appointment of a new independent registered public accounting firm. In addition, with the filings of our quarterly reports on Form 10-Q for the periods ending December 31, 2014 and March 31, 2015, we are now in position to regain compliance with NASDAQ Listing Rule 5250(c)(1). These filings bring us back up to date with routine Securities and Exchange Commission reporting requirements," continued Stracey. The NASDAQ staff had granted the Company until June 30, 2015 to regain compliance.
"On the clinical front, we received approval from the Drugs Controller General in India (DCGI) for the import and commercialization of our MarrowXpressTM (MXPTM) system, we secured multi-site Institutional Ethics Committee (IEC) approval to initiate our 40 patient Phase II clinical trial for the treatment of Acute Myocardial Infarction (AMI) using our SurgWerksTM–AMI and VXP System, and, most importantly, we secured FDA approval, without condition, for the initiation of our Phase III pivotal clinical trial in the U.S. for the treatment of patients with late stage CLI using our SurgWerksTM–CLI and VXP System. We also continued to strengthen our intellectual property position. Just this morning we announced the issuance of a new patent by the U.S. Patent and Trademark Office that further protects our SurgWerks™ and CellWerksTM portfolio," he added.
Third Quarter Fiscal 2015 Financial Results
Net revenues for the quarter ended March 31, 2015 were $4.0 million, which is comparable to $4.0 million for the same period in the prior year. Revenues for AXP disposables increased over the prior year comparable period as shipments to one of our Asia distributors increased. This increase was offset by a decrease associated with our BioArchive devices as we shipped two in the current quarter versus five in the prior year comparable period.
Gross profit for the quarter ended March 31, 2015 was $1.1 million, compared to $1.5 million for the same period in the prior year. The decrease in gross profit of approximately $400 thousand was primarily due to additional manufacturing costs during the quarter.
Operating expenses for the quarter ended March 31, 2015 were $6.0 million, compared to $3.4 million for the same period in 2014, representing a year-over-year increase of $2.6 million. The increase was primarily due to costs associated with developing our clinical therapies and for collecting incremental data used to submit the amendment of the CLI pivotal IDE application to the US FDA.  Additional legal and professional costs were incurred defending certain claims against our Res-Q product line and to analyze and begin remediation on our material weakness in governance practices.

Adjusted EBITDA loss was $4.1 million for the quarter ended March 31, 2015 compared to $1.4 million for the same period in the prior year.  Net loss for the quarter ended March 31, 2015 was $4.8 million, compared to $1.9 million for the same prior year period. The increase in the Adjusted EBITDA loss of $2.7 million and the increase in the net loss of $2.9 million were due to our investments in the development and advancement of our clinical programs and legal and professional costs associated with patent litigation and to analyze and begin to remediate material weakness in governance practices.
Cash at the end of the third quarter was $4.8 million compared to $14.8 million at the end of fiscal 2014.

Non-GAAP Measures
In addition to the results reported in accordance with US GAAP, Cesca also uses a non-GAAP measure, adjusted EBITDA, to evaluate operating performance and to facilitate comparisons with historical results and trends.  This financial measure is not a measure of financial performance under US GAAP and should not be considered in isolation or as a substitute for loss as a measure of performance.  The calculation of this non-GAAP measure may not be comparable to similarly titled measures used by other companies.
Conference Call and Webcast
Management will hold a conference call today at 2:00pm Pacific (5:00pm Eastern) to review the third quarter fiscal 2015 financial results.
Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	"Cesca"

To listen to the audio webcast of the call during or after the event, please visit http://cescatherapeutics.com/investors/webcasts-calls/

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the replay:

Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-317-0088
Conference ID#:	10067709

About Cesca Therapeutics Inc.
Cesca Therapeutics Inc. (www.cescatherapeutics.com) is engaged in the research, development and commercialization of autologous cell-based therapeutics for use in regenerative medicine. The Company is a leader in the development and manufacture of automated blood and bone marrow processing systems that enable the separation, processing and preservation of cell and tissue therapy products.  These include:

·	SurgWerks™; proprietary stem cell therapy point-of-care kits for the treatment of vascular and orthopedic indications that integrate the following indication specific elements:
·	Cell harvesting
·	Cell processing and selection
·	Cell diagnostics
·	Cell delivery
·	CellWerksTM; a proprietary stem cell laboratory kit for the processing of target cells used in the treatment of oncological and hematological disorders.
·	The AutoXpress® (AXP); a proprietary automated device, along with companion sterile blood processing disposables, for the harvesting of stem cells from cord blood.
·
The MarrowXpress® (MXP); a derivative product of the AXP and its accompanying disposable bag set, for the isolation and concentration of stem cells from bone marrow. Self-powered and microprocessor-controlled, the MXP contains flow control optical sensors that volume-reduces blood from bone marrow to a user defined volume in 30 minutes while retaining over 90% of mononuclear cells (MNCs).

·
The Res-Q™ 60 (Res-Q); a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates for bone marrow concentrate (BMC) and whole blood for platelet rich plasma (PRP).

·	The BioArchive® System; an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries, for cryopreservation and archiving of cord blood stem cell units for transplant.

Forward Looking Statement:
The statements contained herein may include statements of future expectations and other forward looking statements that are based on management's current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements, including our ability to initiate and prosecute the pivotal CLIRST III trial, our ability to obtain efficacy consistent with prior CLI studies, continued FDA approval, Medicare reimbursement approval, timing of the Company's future submission of IDE, PMA and/or Medicare reimbursement applications, or amendments to such applications, and outcomes from such submissions. Further, clinical trial outcomes are not predictable, and results may vary from the Company's expectations, including the start of any such clinical trials, patient follow up issues, and costs associated with such trials.  Further description of other risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics' forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics annual report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements. Contact: Cesca Therapeutics Inc. http://www.cescatherapeutics.com.  Cesca may, at its discretion, choose to publish on-going interim notifications, requests for further information as received from the FDA, Medicare or equivalent foreign agencies, but as a general policy only makes announcements regarding material or significant information, such as filing of applications, approvals, initiation of studies, and conclusions.

Contact:
Cesca Therapeutics Inc.
http://www.cescatherapeutics.com
Investor Contact: Kirin Smith, ProActive Advisory Group
 + 1-646-863-6519, or ir@cescatherapeutics.com

Financials
Cesca Therapeutics Inc.
Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)	March 31, 2015 (Unaudited)	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$4,792	$14,811
Accounts receivable, net	5,717	4,693
Inventories	5,007	5,606
Prepaid expenses and other current assets	200	217

Total current assets	15,716	25,327

Equipment, net	2,957	2,298
Goodwill	13,195	13,254
Intangible assets, net	21,422	21,928
Other assets	79	81

	$53,369	$62,888
Current liabilities:
Accounts payable	$4,686	$3,590
Other current liabilities	3,714	2,790

Total current liabilities	8,400	6,380

Long-term liabilities	7,928	7,810

Stockholders' equity	37,041	48,698

	$53,369	$62,888

Cesca Therapeutics Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014

Net revenues	$4,042	$4,038	$12,340	$12,150

Cost of revenues	2,899	2,502	8,470	7,434

Gross profit	1,143	1,536	3,870	4,716

Expenses:

Sales and marketing	787	687	2,315	2,115

Research and development	1,712	768	4,731	2,398

General and administrative	3,480	1,940	9,300	5,964

Total operating expenses	5,979	3,395	16,346	10,477

Loss from operations	(4,836)	(1,859)	(12,476)	(5,761)

Other income (expense), net	25	--	(2)	--
Net loss	($4,811)	($1,859)	($12,478)	($5,761)

Net loss	($4,811)	($1,859)	($12,478)	($5,761)
Other comprehensive income:
Foreign currency translation adjustments	21	50	(48)	50
Comprehensive loss	($4,790)	($1,809)	($12,526)	($5,711)

Per share data:

Basic and diluted net loss per common share	($0.12)	($0.07)	($0.31)	($0.28)

Weighted average common shares outstanding – Basic and diluted	40,371,064	28,430,676	40,316,468	20,592,099

Cesca Therapeutics Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(in thousands)	Nine Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	($12,478)	($5,761)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,013	587
Stock based compensation expense	966	462
Impairment of intangible asset	117	--
Net change in operating assets and liabilities:
Accounts receivable, net	(1,027)	(724)
Inventories	66	(430)
Prepaid expenses and other current assets	17	84
Other assets	1	3
Accounts payable	1,110	(397)
Accrued payroll and related expenses	383	174
Deferred revenue	6	129
Other liabilities	511	(223)

Net cash used in operating activities	(9,315)	(6,096)
Cash flows from investing activities:
Capital expenditures	(544)	(326)
Cash acquired in acquisition	--	351

Net cash provided by (used in) investing activities	(544)	25

Cash flows from financing activities:
Payments on capital lease obligations	(39)	--
Repayment of related party notes payable	--	(150)
Exercise of options and warrants	--	21
Issuance of common stock	--	5,944
Repurchase of common stock	(97)	(68)

Net cash used (provided by) in financing activities	(136)	5,747

Effects of foreign currency rate changes on cash and cash equivalents	(24)	15
Net decrease in cash and cash equivalents	(10,019)	(309)

Cash and cash equivalents at beginning of period	14,811	6,884
Cash and cash equivalents at end of period	$4,792	$6,575

Supplemental non-cash financing and investing information:
Transfer of inventories to equipment	$482	$65
Stock issued for repayment of related party note payable	--	$187
Equipment acquired by capital lease	$208	--

Cesca Therapeutics Inc.
Adjusted EBITDA
(Unaudited)

(in thousands)	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Loss from operations	($4,836)	($1,859)	($12,476)	($5,761)

Add (subtract):

Depreciation and amortization	346	260	1,013	587
Stock-based compensation expense	290	177	966	462
Impairment of intangible asset	117	--	117	--

Adjusted EBITDA loss	($4,083)	($1,422)	($10,380)	($4,712)